EXHIBIT 10.1

CRAWFORD & COMPANY

NON-EMPLOYEE DIRECTOR STOCK PLAN, AS AMENDED AND RESTATED

1.	Section 1. Background. The Board of Directors of Crawford & Company, a Georgia corporation, originally adopted the Crawford & Company Non-Employee Director Stock Plan (the “Plan”), pursuant to which the Company’s Non-Employee Directors may be granted Restricted Stock Options, as of March 31, 2009. The Plan as amended and restated herein will be effective upon approval by the shareholders of the Company at the Company’s annual meeting on May 10, 2024.

2.	Section 2. Purpose of Plan. The purpose of the Plan is to strengthen the Company by encouraging stock ownership in the Company by Non-Employee Directors.

3.	Section 3. Definitions:

(a)            “Award” means a Restricted Stock or Option award.

(b)            “Award Agreement” means the document that sets forth the terms and conditions of an Award.

(c)            “Board” means the Board of Directors of the Company.

(d)            “Code” means the Internal Revenue Code of 1986, as amended.

(e)            “Code Section 409A” means Section 409A of the Code and all applicable regulations and other guidance issued under or related to Section 409A of the Code.

(f)            “Committee” means the Compensation Committee of the Board, or such other or successor committee as the Board may, from time to time, establish.

(g)            “Company” means Crawford & Company, a Georgia corporation, and any successor to such corporation.

(h)            “Fair Market Value” means (1) the closing price for a share of Stock reported on the New York Stock Exchange (or if Stock is no longer traded on the New York Stock Exchange, on the exchange or quotation system which reports or quotes the closing price for a share of Stock) on the relevant date (or, if no shares of Stock are traded on such date, for the immediately preceding date on which shares of Stock were traded) or (2) if no such price quotation is available, the price which the Committee, acting in good faith, determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. Notwithstanding the foregoing, any determination of Fair Market Value for purposes of establishing the exercise price of an Option shall be consistent with Code Section 409A.

(i)             ‘‘Non-Employee Director” means any member of the Board who is not, at the time of grant of an Award, an employee or officer of the Company or a Subsidiary.

(j)             “Option” means a non-qualified stock option awarded in accordance with Section 8 of this Plan.

(k)            “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(l)             “Participant” means any Non-Employee Director to whom an Award is made.

(m)           “Plan” means this Crawford & Company Non-Employee Director Stock Plan, as amended from time to time.

(n)            “Restricted Stock” means Stock granted in accordance with Section 7 of this Plan.

(o)            “Stock” means the Class A common stock of the Company.

(p)            “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(q)            “Terminating Event” shall have the meaning ascribed to such term in Section 11 of this Plan, unless otherwise provided in an Award Agreement.

4.	Section 4. Eligibility. Each Non-Employee Director will be eligible to receive Awards under the Plan as specified by the Board.

5.	Section 5. Administration and Grant of Awards. The Plan will be administered by the Committee. Subject to the Plan and applicable law, the Committee will have complete authority to interpret the Plan and all Award Agreements, to prescribe, amend and rescind rules and regulations consistent with the Plan and relating to it, to determine the rights and obligations of Participants under the Plan and all Award Agreements, and to make all other determinations necessary or advisable in the administration of the Plan. Any action of the Committee shall be binding on the Company, each Subsidiary, on each affected Non-Employee Director and on each other person directly or indirectly affected by such action.

6.	Section 6. Shares Subject to the Plan and Award Limits.

(a)            Share Reserve. There shall be 2,500,000 shares of Stock authorized for issuance under the Plan.

(b)            Award Limits. In no event shall the compensation payable to any Non-Employee Director for services performed for the Company as a Non-Employee Director, including the grant date value of Awards under this Plan (determined under U.S. generally accepted accounting principles), cash retainers, and other compensation, exceed $750,000 in the aggregate in any fiscal year. (c)      Reversion of Shares to the Share Reserve. Any shares of Stock subject to an Award that remain unissued after the cancellation, expiration or exchange of the Award; any shares subject to an Award that are forfeited or cancelled; and any shares subject to an Option that are not issued due to the failure to satisfy any vesting conditions with respect to such Option, shall be available for use in future grants under this Plan.

(d)           Adjustments. The number of shares of Stock described above in this Section 6 shall be subject to increase or decrease pursuant to the provisions of Section 10 of the Plan.

7.	Section 7. Restricted Stock.

(a)            Award Agreements. Each grant of Restricted Stock shall be evidenced by an Award Agreement, which shall describe the conditions under which the Non-Employee Director’s interest in the underlying Stock will become nonforfeitable, consistent with Section 7(b) below.

(b)            Forfeiture Conditions. Except as otherwise specified by the Board with respect to any Award of Restricted Stock, each Award of Restricted Stock shall be forfeited if a Non-Employee Director does not remain, for any reason other than his or her death, a member of the Board through December 31 of the year in which the Award is made. The Company or its agent may retain custody of the Restricted Stock pending the satisfaction of the forfeiture conditions applicable thereto.

(c)            Dividends and Voting Rights. The amount of any cash dividend declared on shares of Stock shall be paid directly to the Non-Employee Director holding shares of Restricted Stock, and shall be paid on the same date(s) such dividends are payable to the Company’s shareholders generally. The disposition of each other form of dividend declared on Restricted Stock shall be made in accordance with such rules as the Committee shall adopt. A Non-Employee Director shall have the right to vote Restricted Stock, to the extent such shares of Stock have voting rights.

(d)            Satisfaction of Forfeiture Conditions. Shares of Stock shall cease to be Restricted Stock immediately upon the lapse of the forfeiture conditions described in subsection (b) (or as otherwise may be specified in advance by the Board and provided in an Award Agreement).

8.	Section 8. Options.

(a)            Award Agreements. Any Option grant under the Plan shall be evidenced by an Award Agreement, which shall set forth the number of shares of Stock subject to the Option and which shall describe the conditions under which the Option will vest and become exercisable and other terms and conditions of the Award. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(b)            Term. In the absence of a provision to the contrary in the individual Optionholder’s Award Agreement, the term of the Option shall be 10 years from the date it was granted.

(c)            Exercise Price. The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock subject to the Option on the date the Option is granted.

(d)            Method of Exercise. The exercise of an Option shall be made by giving notice delivered in person or by mail to the person designated by the Company, specifying the number of shares of Stock to be purchased accompanied by payment therefor. Unless otherwise provided in an Award Agreement, when an Option is being exercised only in part, not less than fifty (50) shares of Stock may be covered by any such partial exercise.

(e)            Consideration.

(i)            The purchase price of Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by check at the time the Option is exercised, or (b) at the discretion of the Company (1) by delivery to the Company of other shares of Stock (subject to such requirements as may be imposed by the Company), (2) if there is a public market for the Stock at such time, and to the extent permitted by applicable law, pursuant to a “same day sale” program that results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (3) by any other form of consideration permitted by law, but in no event shall a promissory note or other form of deferred payment constitute a permissible form of consideration for an Option granted under the Plan, or (4) by some combination of the foregoing. In each such case, the combination of any cash and property used to pay the purchase price shall have a Fair Market Value on the exercise date equal to the applicable exercise price.

(ii)           Whenever a Participant is permitted to pay the exercise price of an Option by delivering Stock, the Participant may, subject to procedures satisfactory to the Company, satisfy such delivery requirements by presenting proof of beneficial ownership of such Stock, in which case the Company shall treat the Option as exercised or redeemed without further payment and shall withhold such number of shares of Stock from the Stock acquired under the Option.

(f)            Vesting Generally. Options granted under the Plan shall be exercisable at such times and upon such terms and conditions as may be specified by the Board. The vesting provisions of individual Options may vary.

(g)            Termination of Options. Any Option or portion thereof that is not vested or that has not been exercised at the end of the term of the Option or at the time of termination of an Optionholder’s Board membership shall lapse and terminate, and shall not be exercisable by the Optionholder or any other person, unless otherwise provided for in the Award Agreement.

(h)            No Repricing of Options. The Committee shall have no authority to make any adjustment or amendment (except as provided in Section 10 of this Plan), and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company’s shareholders shall have approved such adjustment or amendment.

9.	Section 9. Non-Transferable. No Award will be assignable or transferable except by will or by laws of descent and distribution. Any other attempted assignment or transfer, or any attempted pledge, hypothecation or other disposition of, or levy of any execution, attachment or similar process upon any Award will be null and void and without effect. During the lifetime of an Optionholder, an Option will be exercisable only by the Optionholder.

10.	Section 10. Change in Capitalization. If the outstanding shares of Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment will be made in the number and kind of shares as to which Awards may be granted. A corresponding adjustment changing the number or kind of shares, and the exercise price per share, allocated to unvested or unexercised Awards, or portions thereof, which will have been granted prior to any such change will likewise be made. Any such adjustment, however, in an outstanding Option will be made without change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the number of shares and price for each share subject to the Option. Adjustments under this Section will be limited to, and will be made on the same basis as, those made under the Crawford & Company amended and restated Executive Stock Bonus Plan, as amended from time to time, or a successor to such plan. No fractional shares of Stock will be issued under the Plan on account of any such adjustment. Any actions taken under this Section 10 shall be made in accordance with any applicable provisions of Code Section 409A, including without limitation restrictions with regard to the adjustment of stock options that are considered exempt from Code Section 409A.

11.	Section 11. Corporate Transactions. Except as otherwise provided in an Award Agreement, upon the consummation of (a) the dissolution or liquidation of the Company, (b) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company will not be the surviving or resulting corporation or after which event the individuals and entities who were the beneficial owners of the outstanding securities entitled to vote generally in the election of directors immediately prior to such event cease to beneficially own, directly or indirectly, more than 50% of the then outstanding shares of stock entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities) of the entity resulting from such event in substantially the same proportions as their ownership immediately prior to such event, (c) a sale of substantially all of the assets of the Company to another person, or (d) a reverse merger in which the Company is the surviving corporation but the shares of the Stock outstanding immediately preceding the merger are converted by virtue of the merger to other property (a “Terminating Event”), any Award granted prior to the Terminating Event will vest in full.

12.	Section 12. Disposition of Shares. Any Participant who acquires Stock pursuant to an Award will, so long as he or she remains a member of the Board, be obligated to advise the Company in the case of each sale or other disposition of any Stock so acquired, such advice to be given to the Company immediately upon the occurrence of any such sale or other disposition.

13.	Section 13. Award Agreement. Each Award granted under the Plan will be evidenced by a written Award Agreement executed by the Company, which may contain other terms and conditions as the Company may deem desirable and which are not inconsistent with the Plan.

14.	Section 14. Amendment of Plan. The Board may make changes in the Plan and, with consent of the Participant, make changes in the terms and conditions of his or her Award, as they deem advisable; provided, however, an Award may be amended by the Board unilaterally to the extent the Board deems it necessary to comply with Code Section 409A; and, provided further, in the event any changes in the Plan would require shareholder approval under applicable law or stock exchange rules, such changes shall be subject to shareholder approval.

15.	Section 15. Termination of Plan. The Plan will remain in effect until ___May 10_______, 2029; provided however, that the Board may terminate the Plan at any time in its absolute discretion. No such termination, other than as provided for in Section 11, Corporate Transactions, will in any way affect any Award then outstanding.

16.	Section 16. Applicable Law; Severability; Interpretation. The Plan will be construed, administered, and governed in all respects in accordance with the laws of the State of Georgia. If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective. For purposes of this Plan, references to the masculine shall include the feminine, reference to the singular shall include the plural, and references to the plural shall include the singular.

17.	Section 17. Shares Reserved. The Company will at all times during the term of the Plan reserve and keep available the number of shares of Stock as will be sufficient to satisfy the requirements of the Plan, and will pay all fees and expenses necessarily incurred by the Company in connection therewith.

18.	Section 18. No Shareholder Rights. Except as provided in Section 7, Restricted Stock, no Participant shall have any rights as a shareholder of the Company as a result of the grant of an Award to him or her under this Plan or his or her exercise of such Award pending the actual delivery of Stock subject to such Award to such Participant.

19.	Section 19. Board Service. Nothing in this Plan, nor the grant of any Award under this Plan, shall confer on a Participant any right to continue to serve as a member of the Board, nor is there any implied agreement or understanding that any Non-Employee Director will be nominated for reelection to the Board, and shall confer on a Participant only those rights expressly set forth in the Award Agreement that evidences his or her Award.

20.	Section 20. Titles. Titles are provided in this Plan for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

21.	Section 21. Other Conditions. Each Award Agreement may require that a Participant enter into any agreement or make such representations prepared by the Company, including any agreement that restricts the transfer of Stock acquired pursuant to such Award or provides for the repurchase of such Stock by the Company under certain circumstances.

22.	Section 22. Rule 16b-3. The Board shall have the right to amend any Award or to withhold or otherwise restrict the transfer of any Stock under this Plan to a Participant as the Board deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the Securities Exchange Act of 1934 might be applicable to such grant or transfer.

23.	Section 23. Intent with Respect to Code Section 409A. It is the intent of the Company that the operation and administration of the Plan and all Award Agreements under the Plan be exempt from or comply with Code Section 409A, to the extent applicable, and not cause the acceleration of taxation, or the imposition of penalty taxes or interest, under Code Section 409A. The Plan and Award Agreements shall be interpreted and administe